FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA JAN 25 1999 NO. C 19090-95 /S/DEAN HELLER DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

CARTER/LAMBERT HOLDINGS INC.

Name of Corporation

I, the undersigned, James E. Pitochelli, President and Secretary of Carter/Lambert Holdings Inc. does hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 12th day of January, 1999, adopted a Resolution to amend the original Articles of Incorporation as follows:

RESOLVED:

That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 100,000,000;

RESOLVED:

That the authorized stock of the company be and is hereby amended as follows:

100,000,000 shares of Common Stock with a par value of .001 per share

RESOLVED:

That the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/James E. Pitochelli

President

/s/James E. Pitochelli

Secretary

STATE OF NEVADA

COUNTY OF CLARK

On this 12th day of January, 1999, personally appeared before me, a Notary Public, the following named individual, James E. Pitochelli, President and Secretary of Carter/Lambert Holdings, Inc., who acknowledged that he executed the above instrument.

/s/Colette Thorne

Notary Public